AMENDMENT TO THE DECLARATION OF TRUST

OF

FENIMORE ASSET MANAGEMENT TRUST

THIS AMENDMENT is made as of this 18th day of June, 2003, by the Board of Trustees of Fenimore Asset Management Trust.

W I T N E S S E T H T H A T:

WHEREAS, the Declaration of Trust (the “Declaration”) of Fenimore Asset Management Trust (the “Trust”), a business trust with transferable shares under the laws of Massachusetts, was signed and delivered by Thomas O. Putnam, as trustee, on June 18, 1986, and thereafter filed in the offices of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston; and

WHEREAS, Section 8.3 of the Declaration provides certain procedures for the amendment thereof; and

WHEREAS, the Trustees have determined that it is desirable and in the best interests of the Trust and its shareholders that the Declaration be amended as herein provided:

NOW THEREFORE, pursuant to Section 8.3 of the Declaration, the Declaration shall be amended as follows:

1. The Declaration shall be amended to include the following additional section:

Section 5.12. Class Designation. The Trustees, in their discretion, may authorize the division of the Shares of the Trust, or, if any Series be established, the Shares of any Series, into two or more Classes, and the different Classes shall be established and designated, and the variations in the relative rights and preferences as between the different Classes shall be fixed and determined, by the Trustees; provided, that all Shares of the Trust or of any Series shall be identical to all other Shares of the Trust or the same Series, as the case may be, except that there may be variations between different classes as to allocation of expenses, right of redemption, special and relative rights as to dividends and on liquidation, conversion rights, and conditions under which the several Classes shall have separate voting rights. All references to Shares in this Declaration shall be deemed to be Shares of any or all Classes as the context may require.

If the Trustees shall divide the Shares of the Trust or any Series into two or more Classes, the following provisions shall be applicable:

(a) All provisions herein relating to the Trust, or any Series of the Trust, shall apply equally to each Class of Shares of the Trust or of any Series of the Trust, except as the context requires otherwise.

(b) The number of Shares of each Class that may be issued shall be unlimited. The Trustees may classify or reclassify any unissued Shares of the Trust or any Series or any Shares previously issued and reacquired of any Class of the Trust or of any Series into one or more Classes that may be established and designated from time to time. The Trustees may hold as treasury Shares (of the same or some other Class), reissue for such consideration and on such terms as they may determine, or cancel any Shares of any Class reacquired by the Trust at their discretion from time to time.

(c) Liabilities, expenses, costs, charges and reserves related to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular Class may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected (in a manner determined by the Trustees) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Classes for all purposes.

(d) The establishment and designation of any Class of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such Class, or as otherwise provided in such instrument. The Trustees may, by an instrument executed by a majority of their number, abolish any Class and the establishment and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have hereunto set their hand, all as of the day and year first above written.

/s/ Thomas O. Putnam Thomas O. Putnam	/s/ David A. Hughey David A. Hughey

/s/ Joseph J. Bulmer Joseph J. Bulmer	C. Richard Pogue

/s/ Fred Lager Fred Lager	/s/ Joseph A. Bucci Joseph A. Bucci